Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation, Organization or Formation
GNC Parent LLC	Delaware
GNC Corporation	Delaware
General Nutrition Centers, Inc.	Delaware
GNC Funding, Inc.	Delaware
General Nutrition Corporation	Pennsylvania
General Nutrition Investment Company	Arizona
GNC Puerto Rico, LLC	Puerto Rico
General Nutrition Centres Company	Canada (Nova Scotia)
GNC Columbia SAS	Columbia
Lucky Oldco Corporation	Pennsylvania
GNC Government Services, LLC	Pennsylvania
Gustine Sixth Avenue Associates, Ltd.	Pennsylvania
GNC Headquarters, LLC	Pennsylvania
GNC China Holdco LLC	Delaware
GNC Hong Kong Limited	Hong Kong
GNC Canada Holdings, Inc.	Nevada
GNC (Shanghai) Trading Co., Ltd.	China
Nutra Insurance Company	Delaware
Nutra Manufacturing, Inc.	Delaware
GNC Korea Limited	South Korea
GNC Live Well Ireland	Ireland
THSD	Ireland
GNC Jersey One Limited	Jersey
GNC Jersey Two Unlimited	Jersey
GNC Puerto Rico Holdings, Inc.	Delaware
GNC South Africa (Pty), Ltd.	South Africa
GNC International Holdings, Inc.	Delaware
GNC Intermediate IP Holdings, LLC	Delaware
GNC Intellectual Property Holdings, LLC	Delaware